Exhibit 5.1

July 6, 2021

VIA ELECTRONIC TRANSMISSION

Relmada Therapeutics, Inc.

880 Third Avenue, 12th Floor

New York, New York 10022

Re:	Registration Statement on Form S-8
Post-Effective Amendment No. 1 to:
Registration Statement on Form S-8 No. 333-231477
Registration on Form S-8 Statement No. 333-224920
Registration on Form S-8 Statement No. 333-207253

Ladies and Gentlemen:

We refer to the above-captioned registration statement and post-effective amendments to registration statements on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Relmada Therapeutics, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities to be issued and sold pursuant to the Registration Statement are duly authorized and are, or will be when so issued, legally and validly issued, and fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sichenzia Ross Ference LLP
Sichenzia Ross Ference LLP